UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 12, 2009
Date of Report (Date of earliest event reported):

PANSOFT COMPANY LIMITED
(Exact name of registrant as specified in charter)

British Virgin Islands	001-34168	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3/F Qilu Software Park Building Jinan Hi-Tech Zone Jinan, Shandong, People’s Republic of China 250101
(Address of principal executive offices)

+86-531-88871166
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 12, 2009, Pansoft (Jinan) Co., Ltd (“Pansoft Jinan”), a wholly owned subsidiary of Pansoft Company Limited (the “Company”), entered into a Software Development and Service Agreement (the “Agreement”) with Petro-CyberWorks Information Technology Co., Ltd  (“Petro-CyberWorks”), an affiliate of Petro China.  Pursuant to the Agreement, Pansoft Jinan will deliver work product relating to the development of the software to Petro-CyberWorks in accordance with its specifications and procedures.  Pansoft Jinan also agrees to provide certain maintenance services to Petro-CyberWorks relating to such work product without charge for three years.

The total contract price of the Agreement is RMB10,050,000, or USD 1,477,941, to be paid by Petro-Cyber Works to the Company in accordance with the following payment schedule:

•	20% within 20 business days following the execution of the Agreement;
•	30% within 20 business days following the completion of preliminary testing by Petro-CyberWorks;
•	20% within 20 business days following the installment in certain designated offices of Petro-CyberWorks;
•	20% after the installment in all Petro-CyberWorks’ offices; and
•	10% after the completion of the final testing by Petro-CyberWorks.

Under the Agreement, if Pansoft Jinan fails to install work products or provide maintenance services on schedule, it will pay Petro-CyberWorks a penalty of 0.1% of the total contract price for each day delayed.  If Petro-CyberWorks fails to make payment as scheduled, it will pay the same amount of penalty to Pansoft Jinan.  However, the liabilities of either party shall not exceed 5% of the total contract price.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the Agreement, a copy of  which will be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q for the first fiscal quarter of 2009.

Item 7.01  Regulation FD Disclosure

On March 16, 2009, the Company issued a press release announcing the transaction described in Item 1.01 above.  A copy of the press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.                      Financial Statements and Exhibits.

(d) Exhibits. The following document is filed as an exhibit to this report:

Exhibit 99.1 - Press release, dated March 16, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 16, 2009	PANSOFT COMPANY LIMITED

	By:	/s/ Allen Zhang
Allen Zhang, Interim Chief Financial Officer